Exhibit 99.2

India Globalization Capital, Inc. Announces Proposed Settlement

of Three Derivative Lawsuits and Provides Notice to Shareholders

POTOMAC, MD., May 7, 2020: India Globalization Capital, Inc. (the “Company”) (NYSE: IGC) announces today the proposed settlement of three derivative lawsuits pending since 2018 and 2019 and provides notice to shareholders of the settlement.

As previously disclosed on February 10, 2020, the Company entered into a binding agreement for the settlement of three (3) previously disclosed putative derivative lawsuits: Erny v. Mukunda, et al., Civil Action No. 1:18-cv-03698-DKC, filed in the United States District Court for the District of Maryland on November 30, 2018; Hamdan v. Mukunda, et al., Civil Action No. 8:19-cv-00493-DKC, filed in the United States District Court for the District of Maryland on February 20, 2019; and Patel v. Mukunda, et al., Civil Action No. 8:19-cv-01673-PWG, filed in the United States District Court for the District of Maryland on June 6, 2019.

Pursuant to the settlement agreement, which was filed with the Court as an exhibit to an Amended Consent Motion for Preliminary Approval of Derivative Settlement on April 30, 2020, the Company will adopt certain corporate governance modifications, and the derivative plaintiffs will receive $200,000.00 from the Company’s insurer to cover their attorneys’ fees and a nominal service award. The settlement is subject to final approval by the Court, of which there can be no assurance, and the Court has scheduled a hearing for June 30, 2020 at 10:00 a.m., Eastern Standard Time, in Courtroom 3A at the United States District Court for the District of Maryland, 6500 Cherrywood Lane, Greenbelt, Maryland 20770, or telephonically or by video if so ordered by the Court, to consider final approval of the settlement agreement and the settlement as a whole.

Additional information regarding the proposed terms of settlement can be found in the “Notice to Current India Globalization Capital, Inc. Shareholders,” a copy of which can be accessed on the Investors page of the Company’s website: www.igcinc.us.

About IGC:

IGC currently has two lines of business: (i) infrastructure and (ii) plant and cannabinoid-based products. The company is based in Potomac, Maryland, U.S.A. Its corporate website is www.igcinc.us. Twitter @IGCIR.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Court’s decision not to approve the final derivative settlement. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

Contact:

Claudia Grimaldi

301-983-0998